Exhibit 10.22

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) is made and entered into as of February 20, 2015, by and between GLENBOROUGH AVENTINE, LLC, a Delaware limited liability company (“Landlord”), and TRACON PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant are parties to that certain lease dated February 10, 2011, as previously amended by that certain First Amendment dated September 16, 2013 (“First Amendment”), and that certain Second Amendment dated September 15, 2014 (“Second Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 5,034 rentable square feet (the “Current Premises”) described as Suite No. 700 on the seventh floor of the building commonly known as The Aventine located at 8910 University Center Lane, San Diego, California (the “Building”).

B.                                    The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 2,388 rentable square feet described as Suite No. 725 on the seventh floor of the Building and shown on Exhibit A attached hereto (the “Second Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                      Second Expansion.

1.1.                            Effect of Expansion.  Effective as of the Second Expansion Effective Date (defined in Section 1.2 below), the Premises shall be increased from 5,034 rentable square feet on the seventh floor to 7,422 rentable square feet on the seventh floor by the addition of the Second Expansion Space, and, from and after the Second Expansion Effective Date, the Current Premises and the Second Expansion Space shall collectively be deemed the Premises.  The term of the Lease for the Second Expansion Space (the “Second Expansion Term”) shall commence on the Second Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the last day of the term of the Lease for the Current Premises (which the parties acknowledge is April 30, 2017).  From and after the Second Expansion Effective Date, the Second Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein.  Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Second Expansion Space, any allowance, free rent or other financial concession granted with respect to the Current Premises, and (b) no representation or warranty made by Landlord with respect to the Current Premises shall apply to the Second Expansion Space.

1.2.                            Second Expansion Effective Date.  As used herein, “Second Expansion Effective Date” means the later of (i) April 1, 2015, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be April 1, 2015 (the “Target Second Expansion Effective Date”).  The adjustment of the Second Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent for the Second Expansion Space shall be Tenant’s sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target Second Expansion Effective Date.  If the Second Expansion Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

1.3.                            Confirmation Letter.  At any time after the Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein.  Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

2.                                      Base Rent.  With respect to the Second Expansion Space during the Second Expansion Term, the schedule of Base Rent shall be as follows:

Period During Second Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Expansion Effective Date – 3/31/16	$51.00	$10,149.00
4/1/16 – 3/31/17	$52.79	$10,504.22
4/1/17 – 4/30/17	$54.63	$10,871.86

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent for the Second Expansion Space shall be abated, in the amount of $10,149.00 per month, for the first full calendar month of the Second Expansion Term; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

3.                                      Additional Security Deposit.  Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $10,871.86, which shall be added to and become part of the Security Deposit, if any, held by Landlord pursuant to pursuant to Section 8 of the Summary of Basic Lease Information of the Lease and Article 21 of the Lease (as amended by Section 3 of the First Amendment and Section 3 of the Second Amendment).  Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $29,570.13 to $40,441.99.

4.                                      Tenant’s Share.  With respect to the Second Expansion Space during the Second Expansion Term, Tenant’s Share shall be 1.0997%.

5.                                      Operating Expenses and Tax Expenses.  With respect to the Second Expansion Space during the Second Expansion Term, Tenant shall pay for Tenant’s Share of Operating Expenses and Tax Expenses in accordance with the terms of the Lease; provided, however, that, with respect to the Second Expansion Space during the Second Expansion Term, the Base Year for Operating Expenses and Tax Expenses shall be 2015.

6.                                      Improvements to Expansion Space.

6.1.                            Configuration and Condition of Second Expansion Space.  Tenant acknowledges that it has inspected the Second Expansion Space and agrees to accept it in its existing configuration and condition (or in such other configuration and condition as any existing tenant of the Second Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment; provided that the foregoing shall not abrogate Landlord’s repair and maintenance obligations under Article 7 of the Lease.

6.2.                            Responsibility for Improvements to Second Expansion Space.  Landlord shall perform improvements to the Second Expansion Space in accordance with Exhibit B attached hereto.

7.                                      Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1.                            Early Occupancy.  Notwithstanding Section 1.2 above, if the date on which the Tenant Improvement Work (as defined in Exhibit B attached hereto) is Substantially Complete (as defined in Exhibit B attached hereto) is prior to the Target Second Expansion Effective Date, then Tenant may occupy the Premises for business purposes on and after such date and prior to the Second Expansion Effective Date.  Other than the obligation to pay Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses, all of Tenant’s obligations hereunder shall apply during any period of such early occupancy.

7.2.                            Parking.  Effective as of the Second Expansion Effective Date, the maximum number of unreserved parking spaces that may be utilized by Tenant pursuant to Section 9 of the Summary of Basic Lease Information and Article 28 of the Lease shall increase by eight (8) unreserved parking spaces (“Second Expansion Space Parking Spaces”).  Such additional unreserved parking spaces shall be subject to the terms and conditions of the Lease, including Article 28; provided, however, the rate for the Second Expansion Space Parking Spaces shall be $60.00.  In addition, Tenant shall pay a non-refundable fee of $40.00 per Second Expansion Space Parking Space for a transmitter which shall open the gate to the Parking Facility.

7.3.                            California Civil Code Section 1938.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Second Expansion Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

7.4.                            Landlord’s Notice Address.  The Address of Landlord set forth in Section 11 of the Summary of Basic Lease Information of the Lease, as previously amended, is hereby deleted and replaced with the following:

Glenborough Aventine, LLC

c/o Equity Office

3200 Ocean Park Boulevard, Suite 100

Santa Monica, California 90405

Attn: Market Managing Director

with copies to:

Glenborough Aventine, LLC

c/o Equity Office

8910 University Center Lane, Suite 220

San Diego, CA 92122

Attn: Property Management

and

Glenborough Aventine, LLC

c/o Equity Office

2655 Campus Drive, Suite 100

San Mateo, CA 94403

Attn:  Managing Counsel

and

Glenborough Aventine, LLC

c/o Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL  60606

Attn:  Lease Administration

8.                                      Miscellaneous.

8.1.                            This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.                            Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.                            In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.                            Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.                            Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

8.6.                            Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Hughes Marino) claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

8.7.                            If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Amendment) and that, by virtue of this Amendment, will apply to space different from or in addition to the space to which such expansion right previously applied, then, as applied to such different or additional space, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

GLENBOROUGH AVENTINE, LLC, a Delaware limited liability company

By:	/s/ Frank Campbell

Name:	Frank Campbell

Title:	Managing Director

TENANT:

TRACON PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Charles Theuer

Name:	Charles Theuer

Title:	President and CEO

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

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EXHIBIT B

WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings:

(i)            “Premises” means the Second Expansion Space;

(ii)           “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter;

(iii)          “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements;

(iv)                              [Intentionally Omitted]; and

(v)                                 “Agreement” means the amendment of which this Work Letter is a part.

1                      ALLOWANCE.

1.1                   Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $4.00 per rentable square foot of the Premises to be applied toward the Allowance Items (defined in Section 1.2 below).  Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter.  Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance within six (6) months following the Second Expansion Effective Date, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2                   Disbursement.  Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”):  (a) [Intentionally Omitted]; (b) [Intentionally Omitted]; (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (e) the cost of any change to the base, shell or core of the Premises or Building required by the Work List (defined in Section 2.1 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (f) the cost of any change to the Work List or the Tenant Improvement Work required by law; (g) the Landlord Supervision Fee (defined in Section 3.4.1 below); (h) sales and use taxes; and (i) all other costs reasonably expended by Landlord in connection with the performance of the Tenant Improvement Work.  The parties hereby confirm and agree that the repainting and recarpeting of the Premises completed prior to the date of this Agreement is not part of the Tenant Improvement Work and that the cost of such work is not an Allowance Item.

2                             WORK LIST AND PRICING.

2.1                   Work List.  Landlord shall perform Tenant Improvement Work in accordance with the following work list (the “Work List”) using Building-standard methods, materials and finishes.

WORK LIST

•                                                            Perform the work described on that certain space plan attached hereto as Exhibit B-1, and paint any new walls to reasonably match existing.

2.2                   [Intentionally Omitted]

2.3                   [Intentionally Omitted]

2.4                   [Intentionally Omitted]

2.5                   [Intentionally Omitted]

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2.6                   Construction Pricing.

2.6.1                     Construction Pricing Proposal.  Within 5 business days after the mutual execution and delivery of this Agreement, Landlord shall provide Tenant with Landlord’s reasonable estimate (the “Construction Pricing Proposal”) of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Work List.  Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal.  If Tenant disapproves the Construction Pricing Proposal, Tenant’s notice of disapproval shall be accompanied by proposed revisions to the Work List that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.7 below.  Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant.  Upon Tenant’s approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and begin construction relating to such items.

2.6.2                     Over-Allowance Amount.  If the Construction Pricing Proposal exceeds the Allowance, then Tenant, concurrently with its delivery to Landlord of its approval of the Construction Pricing Proposal, shall deliver to Landlord cash in the amount of such excess (the “Over-Allowance Amount”).  Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance.  If, after the Construction Pricing Proposal is approved by Tenant, (a) any revision is made to the Work List or the Tenant Improvement Work is otherwise changed, in each case in a way that increases the Construction Pricing Proposal, or (b) the Construction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the terms hereof, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord’s request.

2.7                   Revisions to Work List.  The Work List shall not be revised without Landlord’s agreement, which agreement may be withheld or conditioned in Landlord’s sole and absolute discretion.  If Tenant requests any revision to the Work List, Landlord shall provide Tenant with notice approving or disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the most recent Construction Pricing Proposal, if any, within 10 business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision.  If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision.  Landlord shall not revise the Work List without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed.

2.8                   Tenant’s Approval Deadline.  Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.6.1 above on or before Tenant’s Approval Deadline (defined below).  As used in this Work Letter, “Tenant’s Approval Deadline” means the date occurring ten (10) business days after the mutual execution and delivery of this Agreement; provided, however, that Tenant’s Approval Deadline shall be extended by one (1) day for each day, if any, by which Tenant’s approval of the Construction Pricing Proposal pursuant to Section 2.6.1 above is delayed by any failure of Landlord to perform its obligations under this Section 2.

3                             CONSTRUCTION.

3.1.1                     Contractor.  Landlord shall retain a contractor of its choice (the “Contractor”) to perform the Tenant Improvement Work.  In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.  Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to 5% of the aggregate amount of all Allowance Items other than the Landlord Supervision Fee.

3.2                   [Intentionally Omitted]

3.3                   Permits.  Solely to the extent necessary, Landlord shall cause the Contractor to apply to the appropriate municipal authorities for, and obtain from such authorities, all permits, if any, necessary for the Contractor to complete the Tenant Improvement Work (the “Permits”).

3.4                   Construction.

3.4.1                     Performance of Tenant Improvement Work.  Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Work List.

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3.4.2                     Contractor’s Warranties.  Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall promptly cause such defect to be corrected.

4                             COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE.  Landlord shall cause its consultants to use the Required Level of Care (defined below) to cause the Work List to comply with law; provided, however, that Landlord shall not be responsible for any violation of law resulting from any particular use of the Premises (as distinguished from general office use).  As used herein, “Required Level of Care” means the level of care that reputable consultants customarily use to cause plans and specifications similar to the Work List to comply with law where such plans and specifications are prepared for spaces in buildings comparable in quality to the Building.  Except as provided above in this Section 4, Tenant shall be responsible for ensuring that the Work List is suitable for Tenant’s use of the Premises and complies with law, and neither the preparation nor the approval of the Work List by Landlord or its consultants shall relieve Tenant from such responsibility.  To the extent that either party (the “Responsible Party”) is responsible under this Section 4 for causing the Work List to comply with law, the Responsible Party may contest any alleged violation of law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Work List or any alteration to the Premises that is necessary to comply with any final order or judgment).

5                             COMPLETION.

5.1                   Substantial Completion.  For purposes of Section 1.2 of this Agreement, and subject to Section 5.2 below, the Tenant Improvement Work shall be deemed to be “Substantially Complete” upon the completion of the Tenant Improvement Work pursuant to the Work List (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Premises.

5.2                   Tenant Cooperation; Tenant Delay.  Tenant shall use reasonable efforts to cooperate with Landlord, the Contractor, and Landlord’s other consultants to provide any necessary approvals relating to the Work List, approve the Construction Pricing Proposal, obtain any necessary Permits (if any), and complete the Tenant Improvement Work as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress.  Without limiting the foregoing, if (i) the Tenant Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (ii) any electrical or other portions of such furniture stations must be installed in order for Landlord to obtain any governmental approval required for occupancy of the Premises, then (x) Tenant, upon five (5) business days’ notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Articles 8 and 9 of the Lease, and (y) during the period of Tenant’s entry into the Premises for the purpose of performing such installation, all of Tenant’s obligations under this Agreement relating to the Premises shall apply, except for the obligation to pay Base Rent.  In addition, without limiting the foregoing, if the Substantial Completion of the Tenant Improvement Work is delayed (a “Tenant Delay”) as a result of (a) any failure of Tenant to approve the Construction Pricing Proposal pursuant to Section 2.6.1 above on or before Tenant’s Approval Deadline; (b) [Intentionally Omitted]; (c) any failure of Tenant to timely approve any other matter requiring Tenant’s approval; (d) any breach by Tenant of this Work Letter or this Agreement; (e) any request by Tenant for any revision to, or for Landlord’s approval of any revision to, the Work List (except to the extent that such delay results from a breach by Landlord of its obligations under Section 2.7 above); (f) [Intentionally Omitted]; (g) [Intentionally Omitted]; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred.  Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

6                             MISCELLANEOUS.  Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, Landlord’s obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.  This Work Letter shall not apply to any space other than the Premises.

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EXHIBIT B-1

SPACE PLAN

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EXHIBIT C

NOTICE OF LEASE TERM DATES

                                          , 20

To:

Re:                             Third Amendment (the “Amendment”), dated                             , 2015, to a lease agreement dated February 10, 2011, between GLENBOROUGH AVENTINE, LLC, a Delaware limited liability company (“Landlord”), and TRACON PHARMACEUTICALS, a Delaware corporation (“Tenant”), concerning Suite 725 on the seventh floor of the building located at 8910 University Center Lane, San Diego, California (the “Expansion Space”).

Lease ID:

Business Unit Number:

Dear                                   :

In accordance with the Amendment, Tenant accepts possession of the Expansion Space and confirms that the Expansion Effective Date is                           , 20      .

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention.  Please note that, under Section 1.3 of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.

“Landlord”:

GLENBOROUGH AVENTINE, LLC, a Delaware limited liability company

By:
Name:
Title:

Agreed and Accepted as of , 20 .

“Tenant”:

TRACON PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:

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